Exhibit 99.1
Milan Kovac Joins DoorDash Board of Directors

SAN FRANCISCO--(BUSINESS WIRE)-- DoorDash, Inc. (NASDAQ: DASH) announced today that Milan Kovac, former Vice President of Optimus Robotics and Autopilot at Tesla, has been appointed to the company’s Board of Directors, effective January 16, 2026.

Tony Xu, co-founder and CEO of DoorDash, Inc., said, “Milan has spent his career building and scaling ambitious engineering programs at the intersection of AI, autonomy, and robotics. He brings a rare combination of technical depth and operational leadership. That experience will be invaluable as we continue to build products and infrastructure that help local businesses grow, give consumers access to more of their communities, and create new ways for people to earn. I’m excited to welcome Milan to the Board.”

“I’m honored to join DoorDash’s Board of Directors,” said Kovac. “DoorDash has built an extraordinary platform that connects the digital and physical worlds of local commerce at global scale. I’m looking forward to working with Tony and the board as DoorDash continues to expand across geographies and categories, and as the company advances new technology that improves quality, reliability, and efficiency across local delivery.”

Kovac most recently served at Tesla, where he led the company’s Optimus humanoid robot program and previously worked on Autopilot engineering initiatives. He joined Tesla in 2016 and was promoted to a vice president role in 2024.

Kovac’s appointment comes as DoorDash continues to invest in platform innovation across local commerce and logistics, including DoorDash Labs’ work to support emerging delivery modalities that can complement Dashers and help meet growing demand over time.

About DoorDash
DoorDash (NASDAQ: DASH) is one of the world's leading local commerce platforms that helps businesses of all kinds grow and innovate, connects consumers to the best of their neighborhoods, and gives people fast, flexible ways to earn. Since its founding in 2013, DoorDash has expanded to more than 40 countries, using technology and logistics to shape the future of local commerce and broaden access to opportunity. With a growing international presence that now includes Deliveroo and Wolt, DoorDash combines global scale with local expertise to serve communities around the world.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, and such statements in this communication include, but are not limited to, expectations regarding the benefits of, and anticipated contributions from, Milan Kovac in his new directorship. Expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For information on potential risks and uncertainties that could cause actual results to differ from any results predicted, please see DoorDash’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each filed with the Securities and Exchange Commission.

Contacts
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